Exhibit 99.1

Contact:	Andrew C. Bearden, Jr.
Executive Vice President
Chief Financial Officer
(334) 875-1000

THE PEOPLES BANCTRUST CO., INC. ANNOUNCES A

9 PERCENT INCREASE IN QUARTERLY DIVIDENDS

SELMA, AL – (January 19, 2006) – The Peoples BancTrust Co., Inc. (NASDAQ Small Cap: PBTC) Board of Directors declared a quarterly cash dividend of $0.12 per share of common stock, payable on March 13, 2006, to shareholders of record as of February 24, 2006. This dividend represents a 9% increase over the quarterly dividend rate paid in the fourth quarter of 2005.

“Our board is pleased to announce this dividend increase for our shareholders. We have continued to grow our loan portfolio and increase deposits while improving efficiency. This increase in dividends reflects the strength of our company,” stated Ted M. Henry, Chairman of the Board and Walter A. Parrent, Chief Executive Officer.

About The Peoples BancTrust Company, Inc.

The Peoples BancTrust Company, Inc. is headquartered in Alabama with assets over $800 million. It is the parent company of The Peoples Bank and Trust Company which has 23 offices located in 10 Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby, and Tuscaloosa). For more information on the bank, please visit our website at www.peoplesbt.com

Forward Looking Statement

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on The Peoples BancTrust Company, Inc.’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

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